Exhibit 21.1

SCHEDULE OF SUBSIDIARIES

The following is a list of the Company’s subsidiaries and includes all subsidiaries deemed significant. The jurisdiction of each company is listed in parentheses.

Keane Group Holdings, LLC (DE)
KGH Intermediate Holdco I, LLC (DE)
KGH Intermediate Holdco II, LLC (DE)
NexTier Holding Co. (DE)
NexTier Completion Solutions Inc. (DE)
NexTier International LLC (DE)
Penny Global Leasing S.a. r.l. (Luxemburg)
C&J International B.V. (The Netherlands)
Mobile Data Technologies Ltd. (Alberta, Canada)
Tiger Cased Hole Services, Inc. (CA)
Keane International Holdings, LLC (DE)